Exhibit 10.4

TRANSPORTATION SERVICES AGREEMENT

by and between

PHILLIPS 66 CARRIER LLC

and

PHILLIPS 66 COMPANY

for

the Clifton Ridge Pipeline System

i

ii

TRANSPORTATION SERVICES AGREEMENT

This transportation services agreement is made and entered into as of the Effective Date by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”), and PHILLIPS 66 COMPANY, a Delaware corporation (“Company”).

Recitals

WHEREAS, Company owns a petroleum refinery at 2200 Old Spanish Trail, Westlake, Louisiana 70669 (the “Lake Charles Refinery”);

WHEREAS, Carrier’s affiliate, Phillips 66 Partners Holdings LLC, owns Crude Oil terminal facilities located at 2115 Davison Rd., Sulphur, LA 70665 (the “Clifton Ridge Terminal”) and at 1695 Pak Tank Rd., Sulphur, LA 70665 (the “Pecan Grove Terminal,” and together with the Clifton Ridge Terminal,  the “Terminals”);

WHEREAS, Carrier owns a Crude Oil pipeline system (the “Pipeline”) comprising three segments:  (a) from Shell Pipeline Inc., Calcasieu Parish, Louisiana, to the Clifton Ridge Terminal (the “Shell Segment”); (b) from the Pecan Grove Terminal to the Clifton Ridge Terminal (the “Pecan Grove Segment”); and (c) from the Clifton Ridge Terminal to the Lake Charles Refinery (the “Lake Charles Segment”); and

WHEREAS, Company intends to deliver Crude Oil to Origin Points (as defined below) on the Pipeline for transportation under a Carrier Tariff (as defined below), and Carrier desires to provide such transportation for Company, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Carrier and Company agree as follows:

Article I.                                              Defined Terms

Section 1.01                             Defined Terms.  The following definitions shall for all purposes apply to the capitalized terms used in this Agreement:

(a)                                 “Agreement” means this Transportation Services Agreement, together with all exhibits attached hereto, as the same may be extended, supplemented or restated from time to time in accordance with the provisions hereof.

(b)                                 “Barrel” means 42 Gallons.

(c)                                  “Business Day” means any Day except for Saturday, Sunday or an official holiday in the State of Texas.

(d)                                 “Calendar Quarter” means a period of three consecutive Months beginning on the first Day of each of January, April, July and October.

(e)                                  “Carrier” has the meaning set forth in the introductory paragraph.

(f)                                   “Carrier Affiliated Parties” means Carrier, Phillips 66 Partners LP and their respective contractors and the directors, officers, employees and agents of each of them.

(g)                                  “Carrier Tariff” means Carrier’s Louisiana Public Service Commission Tariff No. 3.0 or Carrier’s FERC Tariff No. 3.0.0, as applicable, and any supplements thereto or reissues thereof.

(h)                                 “Claims” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(i)                                     “Clifton Ridge Terminal” has the meaning set forth in the Recitals.

(j)                                    “Company” has the meaning set forth in the introductory paragraph.

(k)                                 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(l)                                     “Crude Oil” means any grade or grades of crude petroleum or condensate that is the direct liquid product of oil or gas wells.

(m)                             “Day” means the period of time commencing at 0400 hours on one calendar day and running until, but not including, 0400 hours on the next calendar day, according to local time in Houston, Texas.

(n)                                 “Effective Date” means the date of the closing of the initial public offering of common units representing limited partner interests of Phillips 66 Partners LP.

(o)                                 “FERC” means the United States Federal Energy Regulatory Commission.

(p)                                 “Force Majeure” means: (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts or Governmental Authorities; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material or equipment; (v) accidental disruption of service; (vi) events or circumstances similar to the foregoing (including inability to obtain or unavoidable delays in obtaining material or equipment and disruption of service provided by third parties) that prevent a Party’s ability to perform its obligations under this Agreement, to the extent that such events or circumstances are beyond the Party’s reasonable control and could not have been prevented by the Party’s due diligence; (vii) strikes, lockouts or other industrial disturbances; and (viii) breakdown of refinery facilities, machinery, storage tanks or pipelines irrespective of the cause thereof.

(q)                                 “Gallon” means a United States gallon of two hundred thirty-one cubic inches of liquid at 60º Fahrenheit, and at the equivalent vapor pressure of the liquid.

(r)                                    “Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.

(s)                                   “Initial Term” has the meaning set forth in Section 2.01.

(t)                                    “Lake Charles Refinery” has the meaning set forth in the Recitals.

(u)                                 “Lake Charles Segment” has the meaning set forth in the Recitals.

(v)                                 “Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

(w)                               “Loss Allowance Fee” has the meaning set forth in Section 4.01(a).

(x)                                 “Minimum Quarterly Transportation Commitment” has the meaning set forth in Section 3.01(a).

(y)                                 “Month” or “Monthly” means a calendar month commencing at 0400 hours on the first Day thereof and running until, but not including, 0400 hours on the first Day of the following calendar month, according to local time in Houston, Texas.

(z)                                  “Non-Conforming Crude Oil” means any Crude Oil that fails to meet specifications established by Carrier for pipeline transportation of that Crude Oil (or in the absence of Carrier specifications, specifications established by Phillips 66 Pipeline LLC for such Crude Oil).

(aa)                          “Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to local time in Houston, Texas.

(bb)                          “Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.

(cc)                           “Origin Point” means each of the pipeline connection points located at Shell Pipeline Inc., Calcasieu Parish, Louisiana (for the Shell Segment), Pecan Junction, Calcasieu Parish, Louisiana (for the Pecan Grove Segment), Clifton

Ridge, Calcasieu Parish, Louisiana (for the Lake Charles Segment), or such other point(s) as Carrier may establish where Crude Oil may be accepted for shipment on the Pipeline.

(dd)                          “Parties” means Carrier and Company, collectively.

(ee)                            “Partnership Change in Control” means Phillips 66 ceases to Control the general partner of Phillips 66 Partners LP.

(ff)                              “Party” means Carrier or Company, individually.

(gg)                            “Pecan Grove Segment” has the meaning set forth in the Recitals.

(hh)                          “Pecan Grove Terminal” has the meaning set forth in the Recitals.

(ii)                                  “Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

(jj)                                “Pipeline” has the meaning set forth in the Recitals.

(kk)                          “Platts Oilgram” means the publication of that name published by a unit of The McGraw-Hill Companies Inc.

(ll)                                  “Quarterly Deficiency Payment” has the meaning set forth in Section 3.01(b)

(mm)                  “Renewal Term” has the meaning set forth in Section 2.01.

(nn)                          “Shell Segment” has the meaning set forth in the Recitals.

(oo)                          “Tariff Rate” means the rate applicable from time to time to the shipment of Crude Oil through the Pipeline under the terms of the Carrier Tariff, which shall be the rate in effect at the Effective Date, adjusted from time to time as provided in Section 4.02.

(pp)                          “Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

(qq)                          “Term” has the meaning set forth in Section 2.01.

(rr)                                “Terminals” has the meaning set forth in the Recitals.

Section 1.02                             Other Defined Terms.  Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings throughout this Agreement.

Section 1.03                             Terms Generally.  The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise.

Article II.                                         Term and Termination

Section 2.01                             Term. This Agreement shall have a primary term commencing on the Effective Date and ending June 30, 2023 (the “Initial Term”), and may be renewed by Company, at Company’s sole option, for up to two successive renewal terms, each with a duration of five years (each, a “Renewal Term”), upon at least 180 Days’ written Notice from Company to Carrier prior to the end of the Initial Term or any Renewal Term.  The Initial Term and Renewal Terms, if any, shall be referred to in this Agreement as the “Term.”

Section 2.02                             Termination Following a Force Majeure Event.  If a Force Majeure event prevents Carrier or Company from performing its respective obligations under this Agreement for a period of more than 12 consecutive Months, this Agreement may be terminated by either Party at any time after the expiration of such 12-Month period upon at least 30 Days’ Notice to the other Party.

Section 2.03                             Special Termination by Company.  If Company determines to completely suspend refinery operations at the Lake Charles Refinery for a period of at least 12 consecutive Months, then after Company has made a public announcement of such suspension, Company may provide written Notice to Carrier of its intent to terminate this Agreement and this Agreement will terminate 12 Months following the date such Notice is received by Carrier.  In the event Company publicly announces, prior to the expiration of such 12-Month period, its intent to resume operations at the Lake Charles Refinery, then such Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Notice had never been delivered.

Article III.                                    Minimum Commitments

Section 3.01                             Minimum Quarterly Transportation Commitment.

(a)                                 During each Calendar Quarter, Company shall tender at the Origin Point at the Clifton Ridge Terminal an average of 190,000 Barrels per Day of Crude Oil for transportation to the Lake Charles Refinery, in approximately ratable quantities (such average, the “Minimum Quarterly Transportation Commitment”) at the Tariff Rate in effect at the time of the tender.

(b)                                 If Company fails to meet its Minimum Quarterly Transportation Commitment during any Calendar Quarter, then Company will pay Carrier a deficiency payment (a “Quarterly Deficiency Payment”) equal to:

(i)                                     the volume of the deficiency multiplied by the Tariff Rate in effect for the relevant Calendar Quarter, plus

(ii)                                  0.1% of the volume of the deficiency multiplied by the average midpoint of the prices published by Platts Oilgram for Louisiana light sweet Crude Oil on each publication Day during that Calendar Quarter.

(c)                                  The dollar amount of any Quarterly Deficiency Payment paid by Company may be applied as a credit against any amounts incurred by Company and owed to Carrier with respect to volumes of Crude Oil tendered at the Origin Point at the Clifton Ridge Terminal for transportation to the Lake Charles Refinery in excess of Company’s Minimum Quarterly Transportation Commitment (or, if this Agreement expires or is terminated, to volumes that would have been in excess of Company’s Minimum Quarterly Transportation Commitment if this Agreement were still in effect) during any of the four Calendar Quarters immediately following the Calendar Quarter for which such Quarterly Deficiency Payment was made, at the end of which time any unused credits arising from such Quarterly Deficiency Payment will expire.  This Section 3.01(c) shall survive the expiration or termination of this Agreement.

(d)                                 Carrier shall provide transportation services in addition to Company’s Minimum Quarterly Transportation Commitment on an “as available” basis at the Tariff Rate in effect at the time of the tender.

Section 3.02                             Loss of Available Capacity.  If, for any reason (other than outages caused by Carrier’s planned maintenance), the average daily capacity of the Pipeline during a given Calendar Quarter is less than the Company’s Minimum Quarterly Transportation Commitment for such Calendar Quarter, or if the capacity of the Pipeline is required to be allocated among shippers with the result that the average daily capacity of the Pipeline available to Company during a given Calendar Quarter is less than the Company’s Minimum Quarterly Transportation Commitment for such Calendar Quarter, then Company’s Minimum Quarterly Transportation Commitment for the applicable Calendar Quarter shall be reduced to equal the average daily capacity available to Company during such Calendar Quarter.

Section 3.03                             Partial Period Proration.

(a)                                 If the Effective Date is any Day other than the first Day of a Calendar Quarter, or if this Agreement is terminated on any Day other than the last Day of a Calendar Quarter, then any calculation determined with respect to a Calendar Quarter will be prorated by a fraction, the numerator of which is the number of Days in that part of the Calendar Quarter beginning on the Effective Date or ending on the date of such termination, as the case may be, and the denominator of which is the number of Days in the Calendar Quarter.

(b)                                 If the Effective Date is any Day other than the first Day of a Month, or if this Agreement is terminated on any Day other than the last Day of a Month, then any quantity based on a Monthly determination will be prorated by a fraction, the numerator of which is the number of Days in that part of the Month beginning on the Effective Date or ending on the date of such termination, as the case may be, and the denominator of which is the number of Days in the Month.

Section 3.04                             Special Reduction of Minimum Quarterly Transportation Commitment.  If Carrier’s use of all or part of the Pipeline for transportation of Crude Oil shall be restrained, enjoined, restricted or terminated by (a) any Governmental Authority, (b) right of eminent domain or (c) the owner of leased land, Carrier, upon being notified of such restraint, enjoinder, restriction or termination, shall notify Company and the Minimum Quarterly Transportation Commitment shall be reduced to the extent that Carrier’s use of the part of the Pipeline is so restrained, enjoined, restricted or terminated.

Article IV.                                     Tariffs

Section 4.01                             Tariff.  Shipments on each of the Shell Segment, the Pecan Grove Segment and the Lake Charles Segment shall be subject to, and the Parties shall be required to comply with, the provisions of the applicable Carrier Tariff.  For so long as this Agreement is in effect, the Carrier Tariff shall include a provision substantially the same as the following:

(a)                                 Company shall pay to Carrier a Monthly fee (the “Loss Allowance Fee”) equal to 0.1% of an amount equal to the total number of Barrels of Crude Oil injected into the Pipeline at an Origin Point during the relevant Month multiplied by the average midpoint of the prices published by Platts Oilgram for Louisiana light sweet Crude Oil on each publication Day during that Month; and

(b)                                 Carrier shall be entitled to the value of volume gained in transit and shall be responsible for the value of any volume lost in transit.  Company shall pay Carrier the value of any volume gained, and Carrier shall pay Company the value of any volume lost, with the value of Crude Oil gained or lost being equal to the average midpoint of the prices published by Platts Oilgram for Louisiana light sweet Crude Oil on each publication Day during that Month.

For clarity, the Loss Allowance Fee described in Section 4.01(a) and the entitlement and obligation described in Section 4.01(b) relate only to losses or gains of a type normally incurred in connection with the transportation of Crude Oil and are exceptions to and not modifications of the general provisions of Section 16.02.

Section 4.02                             Adjustment.  Carrier may file with FERC (or the Louisiana Public Utilities Commission, as the case may be) to adjust Tariff Rates annually beginning July 1, 2013, at a rate equal to the percentage change in the inflationary index promulgated by FERC, in accordance with FERC’s indexing methodology.  If FERC terminates its indexing methodology and does not adopt a new methodology, the parties will negotiate in good faith any adjustments to existing Tariff Rates.

Section 4.03                             No Challenge of Rates.  Each of Company and Carrier agrees not to commence or support any tariff filing, application, protest, complaint, petition, motion, or other proceeding before FERC or the Louisiana Public Service Commission for the purpose of requesting that FERC or the Louisiana Public Service Commission accept or set Tariff Rates applicable to the Pipeline which are inconsistent with this Agreement; provided, however, that Company reserves its rights under FERC regulations to challenge any proposed changes in the Tariff Rate (a) to the extent that such changes are inconsistent with the indexing method provided in 18 C.F.R. §342.3, or (b) through other rate changing methodologies under 18 C.F.R. §342.4.

Section 4.04                             Recovery of Certain Costs.

(a)                                 If Carrier agrees to make any expenditures at Company’s request, Company will reimburse Carrier for such expenditures or, at Carrier’s option and if the Parties agree, Carrier may amend the Carrier Tariff in order to increase the Tariff Rate so that Carrier may recover the amounts paid for such expenditures over time.

(b)                                 If new Laws require Carrier to make substantial and unanticipated expenditures in connection with the services Carrier provides to Company under this Agreement, Company will reimburse Carrier for Company’s proportionate share of the costs of complying with such Laws, or at Carrier’s option and if the Parties agree, Carrier may amend the Carrier Tariff in order to increase the Tariff Rate so that Carrier may recover such costs over time.

Article V.                                          Scheduling

Section 5.01                             Scheduling.  For each Origin Point, Company shall provide Carrier with a written schedule by the tenth Day of the Month preceding the Month during which injections into the Pipeline are to be made, advising Carrier of the volumes and types of Crude Oil to be tendered for transportation, and estimated date(s) of such tenders.  Carrier will review and confirm its ability to receive according to the schedule by the 20th Day of such preceding Month.

Article VI.                                     Quality

Section 6.01                             Quality.

(a)                                 Company agrees not to deliver or cause to be delivered into the Pipeline any Non-Conforming Crude Oil.

(b)                                 Company shall be liable for all reasonable costs and losses in curing, removing, or recovering any Non-Conforming Crude Oil except to the extent that such non-conformity is due to the negligence or willful misconduct of Carrier.  After such consultation with Company as may be practical under the circumstances but otherwise at Carrier’s sole discretion, Carrier may attempt to blend the Non-Conforming Crude Oil, remove and dispose of the Non-Conforming Crude Oil, or, if necessary, recover any Non-Conforming Crude Oil from field locations and, except to the extent that such non-conformity is due to the negligence or willful misconduct of Carrier, Company shall reimburse Carrier for all reasonable costs associated therewith.  Except to the extent that a non-conformity is due to the negligence or willful misconduct of Carrier, if Company’s Non-Conforming Crude Oil causes any contamination, dilution or other damages to Crude Oil of other customers of Carrier, Company agrees to indemnify, defend and hold the Carrier Affiliated Parties harmless from and against any Claims incurred by, or charged against any of the Carrier Affiliated Parties, as a result of such event and shall be responsible for all costs and liabilities associated with or incurred as a result of such event.

Article VII.                                Monthly Statement; Payment; Liens

Section 7.01                             Monthly Statement.

(a)                                 Promptly after the end of each Month, Carrier shall provide Company with a statement for such Month, showing:  (i) the volume of Crude Oil injected into a Pipeline at an Origin Point under each applicable Carrier Tariff, (ii) the Loss Allowance Fee due Carrier, and (iii) the tariff due to Carrier (after application of any credit to which Company may be entitled pursuant to Section 3.01(c) and settlement of any obligations under Section 4.01(b)).  If requested by Company, Carrier shall provide Company with copies of individual meter tickets for such Month, if available.

(b)                                 The Monthly statement for the last Month in each Calendar Quarter shall include any Quarterly Deficiency Payment that may be due and payable by the Company pursuant to Section 3.01(b).

Section 7.02                             Payment.

(a)                                 Payment of the amount(s) identified on each Monthly statement shall be due, without discount, on the later of (i) two Business Days after such Monthly Statement is received, and (ii) the 22nd Day of the Month in which such Monthly statement is received, provided that if such Day is not a Business Day, then such payment shall be due, without interest, on the next Business Day.  Payments not paid by the due date shall bear interest at the rate of the lesser of 1.5% per Month and the maximum rate allowed by Law for each Month or portion of a Month thereafter during which such amount remains unpaid.

(b)                                 All payments shall be made to Carrier by automated clearing house to an account specified by Carrier from time to time, provided that as long as Carrier is an affiliate of Company, Carrier and Company may settle Company’s financial obligations to Carrier through Company’s normal interaffiliate settlement processes.  Any bank charges incurred by Company in remitting funds by automated clearing house shall be for Company’s account.  Acceptance by Carrier of any payment from Company for any charge or service after termination or expiration of this Agreement shall not be deemed a renewal of this Agreement or a waiver by Carrier of any default by Company hereunder.

(c)                                  If Company reasonably disputes any Monthly statement, in whole or in part, Company shall promptly notify Carrier in writing of the dispute and shall pay the undisputed portion according to the terms of this Section 7.02, and shall promptly seek to resolve the dispute including, if necessary, by arbitration as provided in Section 18.01.  An arbitral panel may award reasonable interest on any unpaid amount determined to have been due to Carrier but withheld in good faith.

Section 7.03                             Liens.  Company hereby grants to Carrier an irrevocable (a) lien on all of Company’s Crude Oil in transit and (b) power of attorney to dispose of such Crude Oil at fair market value to the extent of all amounts owed to Carrier by Company hereunder.

Article VIII.                           Title; Custody

Section 8.01                             Title.  Company shall retain title to all of Company’s Crude Oil in transit on the Pipeline at all times.  This provision does not preclude Company from any intraline transfer of title to a third party; in the event of such a transfer, such third party, and not Carrier, shall have title to the affected Crude Oil according to the terms of the relevant agreement between Company and such third party.

Section 8.02                             Custody.  Carrier shall be deemed to have custody of Crude Oil injected into the Pipeline from the time such Crude Oil passes through the flange connection between the relevant Origin Point and the Pipeline until it is delivered to Company or, at the direction of Company, to a third party through the flange connection (a) between the Pipeline and the Lake Charles Refinery, (b) between the Pipeline and a receiving third party pipeline, or (c) between the Pipeline and the Clifton Ridge Terminal, as the case may be.

Article IX.                                    Volume Determinations

Section 9.01                             Volume Determinations.

(a)                                 All measurements, volume corrections and calibrations will be made in accordance with the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards.

(b)                                 All volume determinations shall be adjusted to a temperature of 60° Fahrenheit and a pressure of one standard atmosphere (14.7 PSIA) per the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards, Chapter 11 (Table 6A).

(c)                                  All Crude Oil received from or delivered to pipeline at the Terminals will be determined by calibrated custody transfer grade meters or by tank measurements (static tank).

Section 9.02                             Company’s Right to Witness.  A Company representative may witness the testing, calibration of equipment, meter reading, gauging and sampling of Crude Oil at the Terminals, at Company’s expense.  In the absence of a Company representative, Carrier’s measurements shall be deemed to be accurate.

Article X.                                         Insurance

Section 10.01                      Insurance.  Insurance for Company’s Crude Oil, if any, that may be desired by Company, shall be carried by Company at Company’s expense.  Should Company elect to carry commodity insurance, then each policy of insurance shall be endorsed to provide a waiver of subrogation rights in favor of the Carrier Affiliated Parties.  Carrier shall not be liable to Company for commodity losses or shortages for which Company is compensated by its insurer.

Article XI.                                    Taxes

Section 11.01                      Taxes.  Company shall be responsible for and shall pay all sales Taxes and similar Taxes on goods and services provided hereunder and any other Taxes now or hereafter imposed by any Governmental Authority in respect of or measured by Crude Oil handled or stored hereunder or the manufacture, storage, delivery, receipt, exchange or inspection thereof, and Company agrees to promptly reimburse Carrier for any such Taxes Carrier is legally required to pay, upon receipt of invoice therefor. Each Party is responsible for all Taxes in respect of its own real and personal property.

Article XII.                               Health, Safety and Environment

Section 12.01                      Spills; Environmental Pollution.

(a)                                 In the event of a Crude Oil spill or other environmentally polluting discharge caused by Carrier’s operation of the Pipeline, any clean-up resulting from any such spill or discharge and any liability resulting from such spill or discharge shall be the responsibility of Carrier, except to the extent such spill or discharge is caused by Company.

(b)                                 In the event and to the extent of a Crude Oil spill or other environmentally polluting discharge caused by Company or in connection with the operation of Company’s or a third party’s pipeline, barge, tank truck or transport trailer receiving Crude Oil on Company’s behalf, at its request or for its benefit, Carrier is authorized to commence containment or clean-up operations as deemed appropriate or necessary by Carrier or as required by any Governmental Authority, and Carrier shall notify Company of such operations as soon as practicable.  All liability and reasonable costs of containment or clean-up shall be borne by Company except that, in the event a spill or discharge is caused by the joint negligence of both Carrier and Company or a third party’s pipeline, barge, tank truck or transport trailer receiving Crude Oil on Company’s behalf, at its request or for its benefit, liability and costs of containment or clean-up shall be borne jointly by Carrier and Company in proportion to each Party’s respective negligence.

(c)                                  For purposes of this Section 12.01, the negligence of a third party pipeline, barge, tank truck or transport trailer receiving Crude Oil on Company’s behalf, at its request or for its benefit shall be attributed to Company.

(d)                                 The Parties shall cooperate for the purpose of obtaining reimbursement if a third party is legally responsible for costs or expenses initially borne by Carrier or Company.

Article XIII.                          Force Majeure

Section 13.01                      Suspension during Force Majeure Events.  As soon as possible upon the occurrence of a Force Majeure, a Party affected by a Force Majeure event shall provide the other Party with written notice of the occurrence of such Force Majeure.  Each Party’s obligations (other than an obligation to pay any amounts due to the other Party) shall be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event to the extent that such an event prevents Carrier from performing its obligations under this Agreement.  Each Party’s obligations (other than an obligation to pay any amounts due to the other Party) shall be temporarily suspended beginning 20 Days after the commencement of, and for the entire remaining duration of, a Force Majeure event to the extent that such event prevents Company from performing its obligations under this Agreement. At the conclusion of the Force Majeure event, the Minimum Quarterly Transportation Commitment with respect to each Calendar Quarter in which the Force Majeure event remained in effect shall be ratably reduced to reflect such suspension.

Section 13.02                      Obligation to Remedy Force Majeure Events.  A Party affected by a Force Majeure event shall take commercially reasonable steps to remedy such situation so that it may resume the full performance of its obligations under this Agreement within a reasonable period of time.

Section 13.03                      Strikes and Lockouts.  The settlement of strikes, lockouts and other labor disturbances shall be entirely within the discretion of the affected Party and the requirement to remedy a Force Majeure event within a reasonable period of time shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing Person when such course is inadvisable in the discretion of the Party having the difficulty.

Section 13.04                      Action in Emergencies.  Carrier may temporarily suspend performance of the services to prevent injuries to persons, damage to property or harm to the environment.

Article XIV.                           Notices

Section 14.01                      Notices.  Unless otherwise specifically provided in this Agreement, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if:  (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to Carrier:	If to Company:

Phillips 66 Carrier LLC	Phillips 66 Company
c/o Phillips 66 Pipeline LLC	3010 Briarpark Dr.
3010 Briarpark Dr.	Houston, TX 77042
Houston, TX 77042	Attn: General Counsel
Attn: President

Either Party may change its address for Notice upon Notice to the other in accordance with this Section 14.01.

Section 14.02       Effective upon Receipt.  Any Notice given in the manner set forth in Section 14.01 shall be effective upon actual receipt if received during Normal Business Hours, or at the beginning of the recipient’s next Business Day if not received during Normal Business Hours.

Article XV.           Applicable Law

Section 15.01       Applicable Law.  Regardless of the place of contracting, place(s) of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements to it, shall be governed and interpreted in accordance with the laws of the state of Texas without regard to the principles of conflicts of law or any other principle that might apply the law of another jurisdiction.

Article XVI.         Limitation of Liability

Section 16.01       No Liability for Consequential Damages.  In no event shall either Party be liable to the other Party for, and no arbitral panel is authorized to award, any punitive, special, indirect or consequential damages of any kind or character resulting from or arising out of this Agreement, including, without limitation, loss of profits or business interruptions, however they may be caused.

Section 16.02       Limitation of Liability.  Notwithstanding anything to the contrary in this Agreement, Carrier shall in no event be liable for loss of, or damage to, any of Company’s Crude Oil except to the extent caused by Carrier’s negligence, or the negligence of Carrier’s employees, agents, contractors or subcontractors, in the safekeeping and handling of Company’s Crude Oil.  In no event shall Carrier be liable for more than the replacement of lost or damaged Crude Oil or, at its option, payment of the replacement cost of any lost or damaged Crude Oil.  Each Party shall be discharged from any and all liability with respect to services performed and any loss or damage Claims arising out of this Agreement unless suit or action is commenced within two years after the applicable cause of action arises.

Article XVII.       Default

Section 17.01       Default.  Should either Party default in the prompt performance and observance of any of the terms and conditions of this Agreement, and should such default continue for 30 Days or more after Notice thereof by the non-defaulting Party to the defaulting Party, or should either Party become insolvent, commence a case for liquidation or reorganization under the United States Bankruptcy Code (or become the involuntary subject of a case for liquidation or reorganization under the United States Bankruptcy Code, if such case is not dismissed within 30 Days), be placed in the hands of a state or federal receiver or make an assignment for the benefit of its creditors, then the other Party shall have the right, at its option, to terminate this Agreement immediately upon Notice to the other Party.

Section 17.02       Non-Exclusive Remedies.  Except as otherwise provided, the remedies of Carrier and Company provided in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies in favor of Carrier or Company, at Law or equity.

Section 17.03       Right to Terminate.  In the event of a default by Company, the amounts theretofore accrued shall, at the option of Carrier, become immediately due and payable and Carrier shall also have the right, at its option, to terminate this Agreement.  In the event of a default by Carrier, Company shall also have the right, at its option, to terminate this Agreement, provided Company has paid Carrier for the amounts that have accrued to the date of such termination.

Article XVIII.      Miscellaneous

Section 18.01       Disputes between the Parties.  Any dispute between the Parties in connection with this Agreement shall be resolved by arbitration in accordance with the procedures set forth in Exhibit A; provided, however, that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and sitting in Houston, Texas, if such Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo ante.

Section 18.02       Assignment.

(a)                                 Neither Party may assign its rights under this Agreement without prior written consent of the other Party except:

(i)                                     if Company transfers the Lake Charles Refinery, Company may assign this Agreement to the transferee of the Lake Charles Refinery subject to the provisions of Section 18.02(b); and

(ii)                                  Carrier may make collateral assignments of this Agreement to secure working capital financing;

provided, however, that in no event shall Company be required to consent to Carrier’s assignment of this Agreement to any Person that is engaged in the business of refining and marketing petroleum products (or that directly or indirectly Controls or is Controlled by a Person that is engaged in the business of refining and marketing petroleum products) in the states of Louisiana or Texas.

(b)                                 Upon an assignment of this Agreement by either Party, the assigned rights and obligations shall be novated into a new agreement with the assignee, and such assignee shall be responsible for the performance of the assigned obligations unless the non-assigning Party has reasonably determined that the assignee is not financially or operationally capable of performing such assigned obligations, in which case the assignor shall remain responsible for the performance of such assigned obligations.

Section 18.03       Partnership Change in Control.  Company’s obligations hereunder shall not terminate in connection with a Partnership Change in Control.  Carrier shall provide Company with Notice of any Partnership Change in Control at least 60 Days prior to the effective date thereof.

Section 18.04       No Third-Party Rights.  Except as expressly provided, nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person other than the Parties and their respective successors and assigns.

Section 18.05       Compliance with Laws.  Each Party shall at all times comply with all Laws as are applicable to its performance of this Agreement.

Section 18.06       Severability.  If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties.  In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 18.07       Non-Waiver.  The failure of any Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the other Parties are so notified by such Party in writing.  Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other Party from the performance of any other provision, condition, covenant or requirement.

Section 18.08       Entire Agreement.  This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the Parties relating to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.

Section 18.09       Amendments.  This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by both Parties.

Section 18.10       Survival.  Any indemnification granted hereunder by one Party to the other Party shall survive the expiration or termination of all or any part of this Agreement.

Section 18.11       Counterparts; Multiple Originals.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on each of the Parties.  Each of the Parties may sign any number of copies of this Agreement.  Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.

Section 18.12       Exhibits.  The exhibits identified in this Agreement are incorporated in this Agreement and constitute a part of this Agreement.  If there is any conflict between this Agreement and any exhibit, the provisions of the exhibit shall control.

Section 18.13       Table of Contents; Headings; Subheadings.  The table of contents and the headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 18.14       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

Section 18.15       Business Practices.  Carrier shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with Company pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by Company as being complete and accurate in any further recording and reporting made by Company for whatever purposes.  Carrier shall notify Company if Carrier discovers any errors in such billings, reports, or settlement documents.

Section 18.16       Effect of Company Restructuring.  If Company decides to restructure its supply, refining or sales operations at the Lake Charles Refinery in such a way as could reasonably be expected to materially and adversely affect the economics of Company’s performance of its obligations under this Agreement, then the Parties will negotiate in good faith a reduction in Company’s Minimum Quarterly Transportation Commitment or an exchange of the Pipeline for other assets not so affected.

Section 18.17       Effect of Discontinuation of Publication.  If Platts Oilgram discontinues publication of prices for Louisiana Light Sweet Crude Oil or ceases to provide the information to be obtained therefrom pursuant to this Agreement, the Parties shall negotiate in good faith to agree upon a replacement publication or pricing mechanism.

[Signature page follows.]

IN WITNESS WHEREOF, Carrier and Company have signed this Agreement as of the Effective Date.

PHILLIPS 66 CARRIER LLC
By:	Phillips 66 Partners Holdings LLC
Sole Member of Phillips 66 Carrier LLC
By:	Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP LLC
General Partner of Phillips 66 Partners LP

By:	/s/ J.T. Liberti
J.T. Liberti
Vice President and Chief Operating Officer
of Phillips 66 Partners GP LLC

PHILLIPS 66 COMPANY

By:	/s/ T.G. Taylor
T.G. Taylor
Executive Vice President, Commercial, Marketing,
Transportation and Business Development

Signature Page to Transportation Services Agreement (Clifton Ridge)

Exhibit A

Arbitration Procedure

Either Party may initiate dispute resolution procedures by sending a Notice to the other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision.  Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Houston, Texas.

Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in this Agreement:

(a)                                 All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)                                 Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties.  The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications.  Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)                                  The Parties shall have at least 20 Days following the close of hearing within which to submit a brief (not to exceed 18 pages in length) and ten Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)                                 The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

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(e)                                  The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

(f)                                   The Parties may, by written agreement (signed by both Parties), alter any time deadline or location(s) for meetings.

Time is of the essence for purposes of the provisions of this Exhibit.

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